Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:

Craig Johnson	Patricia Garrison	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications	Rx Communications
858-623-5665, x158	917-322-2567	917-322-2569
cjohnson@torreypinestherapeutics.com	pgarrison@RxIR.com	rchiger@RxIR.com

TorreyPines Therapeutics Reports Second Quarter 2007 Results

LA JOLLA, CA, August 13, 2007 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced financial results for the second quarter ended June 30, 2007.  For the three-month period, the Company posted revenue of $2.5 million and a net loss of $5.2 million.  Cash and cash equivalents totaled $46.7 million at June 30, 2007.

“We continue to advance our product pipeline and anticipate announcing results from three clinical trials in the upcoming months. With full enrollment in our Phase IIb migraine trial for tezampanel, we are on track to report top-line results in the fourth quarter.  In addition, by the end of the year we plan to announce results from the second Phase I trial of NGX426, the oral prodrug of tezampanel, and data from the multiple dose clinical trial of NGX267 for the potential treatment of cognitive impairment associated with schizophrenia,” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines.

Financial Results

Revenue for the three month period ended June 30, 2007 was $2.5 million compared to revenue of $2.5 million for the same period in 2006.  Operating expenses for the quarter ended June 30, 2007 were $8.5 million, with $7.1 million attributable to research and development.  This compares to operating expenses of $8.1 million and research and development expenses of $7.5 million for the same period last year.  The Company reported a net loss for the quarter ended June 30, 2007 of $5.2 million compared to a net loss of $5.7 million for the same period last year.

Revenue for the six month period ended June 30, 2007 was $4.9 million compared to revenue of $4.9 million for the same period in 2006.  Operating expenses for the six month period were $15.1 million, with $12.2 million attributable to research and development.  This compares to operating expenses of $14.5 million and research and development expenses of $13.2 million for the same six month period last year.  The Company reported a net loss for the six months ended June 30, 2007 of $8.4 million compared to a net loss of $9.5 million for the same period last year.

TorreyPines merged with Axonyx Inc. on October 3, 2006.  The Company’s financial statements reflect the historical results of TorreyPines prior to the merger and that of the combined company following the merger, and do not include the historical results of Axonyx Inc. prior to the completion of the merger.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics is a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel small molecules to treat diseases and disorders of the central nervous system (CNS). Led by an accomplished management team, TorreyPines is leveraging novel product candidates and technologies to potentially deliver new CNS therapies for chronic plan, including migraine and neuropathic pain, and cognitive disorders, including cognitive impairment associated with schizophrenia and Alzheimer’s disease. TorreyPines’ common stock is traded on The Nasdaq Global Market under the symbol “TPTX”. For detailed company information, including copies of this and other press releases, please visit TorreyPines’ website at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing for reporting clinical trial results for tezampanel, NGX426 and NGX267,  and the potential for NGX267 to treat the symptoms of cognitive impairment associated with schizophrenia. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its drug candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s drug development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that NGX267 will successfully treat the symptoms of cognitive impairment associated with schizophrenia, or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267.  These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31,2006 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$46,711	$55,383
Prepaid expenses and other current assets	503	581
Total current assets	47,214	55,964

Long-term assets	7,240	7,471

Total assets	$54,454	$63,435

Liabilities and stockholders’ equity
Current liabilities	$7,436	$12,270
Debt and other long-term liabilities	2,743	4,413
Deferred revenue	3,783	2,183
Total liabilities	13,962	18,866

Total stockholders’ equity	40,492	44,569

Total liabilities and stockholders’ equity	$54,454	$63,435

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	$2,462	$2,462	$4,925	$4,925

Operating expenses:
Research and development	7,052	7,512	12,229	13,170
General and administrative	1,463	633	2,858	1,306
Total operating expenses	8,515	8,145	15,087	14,476

Loss from operations	(6,053)	(5,683)	(10,162)	(9,551)

Other income (expense)
Interest income	587	250	1,195	473
Interest expense	(216)	(299)	(453)	(456)
Other income (expense), net	524	—	981	2
Total other income (expense)	895	(49)	1,723	19

Net loss	(5,158)	(5,732)	(8,439)	(9,532)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,148)	—	(2,296)

Net loss attributable to common stockholders	$(5,158)	$(6,880)	$(8,439)	$(11,828)

Basic and diluted net loss per share attributable to common stockholders*	$(0.33)	$(12.83)	$(0.54)	$(22.07)

Weighted average shares used in the computation of basic and diluted net loss per share attributable to common stockholders*	15,711,588	536,123	15,699,834	535,852

*Basic and diluted net loss per share attributable to common stockholders and weighted average shares outstanding were impacted by the conversion of preferred stock and issuance of common stock in connection with the Axonyx merger.